Exhibit 99.1
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made as of the 8th day of November, 2006 by and among FOREST CITY ENTERPRISES, INC., an Ohio corporation (“FCEI”), each of the parties listed on Schedule A hereto (each a “Forest City Principal”, and, collectively, the “Forest City Principals”) and Bruce C. Ratner, an individual (“BCR”).
W I T N E S S E T H:
     WHEREAS, FCEI, BCR and certain other parties thereto have entered into that certain Master Contribution and Sale Agreement, dated as of August 10, 2006, as the same may have been amended from time to time (the “Master Contribution Agreement”).
     WHEREAS, simultaneously herewith, the Principal Closing under the Master Contribution Agreement is occurring.
     WHEREAS, the Forest City Principals own certain shares of FCEI Class B Common Stock, as described in FCEI’s most recent proxy statement filed with the Securities and Exchange Commission. The currently owned and hereafter acquired shares of FCEI Class B Common Stock of the Forest City Principals are referred to herein as the “Forest City Principal Shares”.
     WHEREAS, FCEI, the Forest City Principals and BCR desire to execute and deliver this Agreement for the purpose of regulating certain aspects of the relationship between the parties commencing as of the Principal Closing.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Master Contribution Agreement. For purposes of this Agreement, the following terms shall have the meanings given to them in this Section 1:
          (a) “Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean (a) the ownership of more than ten percent (10%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (b) “Immediate Family of BCR” means the “Immediate Family” (as defined in the Master III Operating Agreement) of BCR together with any estate planning vehicles of BCR and the Immediate Family of BCR.
          (c) “Person” means any individual, corporation, partnership, association, trust, limited liability company or other entity or organization.

          (d) “Ratner Family” means the “Immediate Family” (as defined in the Master III Operating Agreement) of the Forest City Principals together with any estate planning vehicles of the Forest City Principals and the Immediate Family of the Forest City Principals.
     Section 2. Voting of Forest City Principal Shares.
          (a) Subject to Section 2(c) below, the board of directors of FCEI (the “Board of Directors”) will, no later than February 1, 2007, (i) if necessary, create a vacancy in the Board of Directors by increasing the number of directors and (ii) appoint BCR as a director of FCEI to fill the vacancy. Thereafter, subject to Section 2(b) and Section 2(c) below, (i) the Board of Directors will (A) nominate and recommend BCR to the shareholders of FCEI for election to the Board of Directors at the first meeting of the shareholders of FCEI following the date of BCR’s appointment to the Board of Directors and for re-election to the Board of Directors at each subsequent meeting of the shareholders of FCEI held to consider a vote on BCR’s seat on the Board of Directors and (B) not take any action intended to interfere with the election or re-election of BCR to the Board of Directors, and (ii) the Forest City Principals agree to vote their respective Forest City Principal Shares in favor of BCR for election to the Board of Directors at the first meeting of the shareholders of FCEI following the date of BCR’s appointment to the Board of Directors and for re-election to the Board of Directors at each subsequent meeting of the shareholders of FCEI held to consider a vote on BCR’s seat on the Board of Directors.
          (b) Notwithstanding any other provision in this Section 2, in the event (i) of BCR’s death or a physical or mental incapacity that prevents BCR from performing all duties required of a director of FCEI, or (ii) that (A) in the case that BCR is an employee of the New York Strategic Business Unit, the aggregate number of all BCR Units and FCEI Stock issued upon conversion of any BCR Units owned directly and/or beneficially by BCR, any Affiliate of BCR or any member of the Immediate Family of BCR, taken together as a group, is at any time less than 1,500,000 or (B) in the case that BCR is no longer an employee of the New York Strategic Business Unit, the aggregate number of all BCR Units and FCEI Stock issued upon conversion of any BCR Units owned directly and/or beneficially by BCR, any Affiliate of BCR or any member of the Immediate Family of BCR, taken together as a group, is at any time less than 2,500,000, or (iii) that BCR materially breaches either the non-competition covenant contained in BCR’s then current employment agreement with FCEI or any written policy generally applicable to all members of the Board of Directors and BCR does not cure such breach within thirty (30) days of receipt of notice of such breach from FCEI, all obligations of FCEI, the Board of Directors and the Forest City Principals pursuant to this Agreement will automatically terminate and, in the case of clause (iii) of this sentence, BCR will immediately tender his resignation as a director of FCEI to the Board of Directors; provided, however, in the event BCR, in good faith, disputes FCEI’s claim that BCR is in material breach, as described in clause (iii) of this sentence, BCR shall not be obligated to tender his resignation and this Agreement shall not automatically terminate until there has been a determination by the Audit Committee of the Board of Directors that BCR was in material breach.
          (c) Notwithstanding anything to the contrary in this Agreement, the obligations of the Forest City Principals pursuant to this Agreement will apply only to their capacities as shareholders of FCEI. Nothing in this Agreement will prohibit, or be deemed to limit in any manner, any Forest City Principal who is serving as an officer or director, solely in his or her capacity as such officer or director, from (i) taking any action or making any statement at any meeting of the Board of Directors or any committee thereof, (ii) making any statement to any officer, director or agent of FCEI, or (iii) otherwise taking any action solely in his or her capacity as an officer or director of FCEI. In no event will any of the Forest City Principals or any member of the Board of Directors be required to take, or be required to refrain from taking, any action that they believe in good faith, after consulting with legal counsel, would constitute a breach of any fiduciary duty owed as a result of serving as an officer or director of FCEI.
          (d) In the event that any Forest City Principal transfers (including by operation of law or through succession, but excluding a proxy given to a representative appointed or designated by FCEI in connection with a particular FCEI shareholder meeting) beneficial ownership of any Forest City Principal Shares to any member of the Ratner Family, the Forest City Principal (or, in the case of death, such deceased Forest City Principal’s legal representatives), concurrently with such transfer, will cause the transferee to execute and deliver a counterpart of this Agreement to BCR pursuant to which the transferee agrees to be bound by the provisions of this Agreement as if it were a Forest City Principal. No transfer of beneficial ownership of any Forest City Principal Shares from any Forest City Principal to any member of the Ratner Family will be effective unless the transferee executes a counterpart of this Agreement and agrees to be bound by each of the terms of this Agreement.
     Section 3. Representations and Warranties of BCR. BCR hereby represents and warrants to FCEI and the Forest City Principals as follows:
          (a) Authority. BCR has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement (i) has been duly executed by BCR and (ii) constitutes a valid and binding agreement of BCR enforceable against him in accordance with its terms, subject to (A) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity, regardless of whether considered in a proceeding at law or in equity.
          (b) No Conflicts. Neither the execution and delivery of this Agreement by BCR nor the performance by BCR of his obligations hereunder will violate or result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law or regulation to which BCR is subject or by which BCR is bound.
     Section 4. Representations and Warranties FCEI. FCEI hereby represents and warrants to BCR as follows:
          (a) Authority. FCEI has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement (i) has been duly executed by FCEI and (ii) constitutes a valid and binding agreement of FCEI enforceable against it in accordance with its terms, subject to (A) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity, regardless of whether considered in a proceeding at law or in equity.

          (b) No Conflicts. Neither the execution and delivery of this Agreement by FCEI nor the performance by FCEI of its obligations hereunder will violate or result in any breach or violation of or be in conflict with or constitute a default under any term of (i) the organizational documents of FCEI or (ii) any agreement, judgment, injunction, order, decree, law or regulation to which FCEI is subject or by which FCEI is bound.
     Section 5. Representations and Warranties of the Forest City Principals. Each Forest City Principal hereby represents and warrants to BCR as follows:
          (a) Title. As of the date hereof, each of the Forest City Principals owns beneficially and of record its respective Forest City Principal Shares. Each of the Forest City Principals has the sole right, or the shared right with other Forest City Principals, to vote their respective Forest City Principal Shares, and there are no restrictions on rights of disposition or other liens, claims, options, charges or other encumbrances pertaining to the Forest City Principal Shares that would restrict or prevent any of the Forest City Principals from performing their respective obligations pursuant to this Agreement.
          (b) Authority. Each of the Forest City Principals has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement (i) has been duly executed by such Forest City Principal and (ii) constitutes a valid and binding agreement of such Forest City Principal enforceable against such Forest City Principal in accordance with its terms, subject to (A) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (B) general principles of equity, regardless of whether considered in a proceeding at law or in equity.
          (c) No Conflicts. Neither the execution and delivery of this Agreement by the Forest City Principals nor the performance by the Forest City Principals of their respective obligations hereunder will violate or result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law or regulation to which such Forest City Principal is subject or by which such Forest City Principal is bound.
          (d) Right to Vote. None of the Forest City Principals has granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of their respective Forest City Principal Shares or deposited any of their respective Forest City Principal Shares in a voting trust or entered into any arrangement or agreement limiting or affecting such Forest City Principal’s legal power, authority or right to vote their respective Forest City Principal Shares as required by this Agreement. The Forest City Principals will not commit any act that could impose additional restrictions on, or otherwise affect, such Forest City Principal’s legal power, authority and right to vote their respective Forest City Principal Shares as required by this Agreement. The Forest City Principals will not (w) enter into any voting agreement with respect to any of their respective Forest City Principal Shares, (x) grant any Person (other than a representative appointed or designated by FCEI in connection with a particular shareholder meeting) any proxy (revocable or irrevocable) or power of attorney with respect to any of their respective Forest City Principal Shares, (y) deposit any of their respective Forest City Principal Shares in a voting trust or (z) otherwise enter into any agreement or arrangement restricting or affecting such Forest City Principal’s legal power, authority or right to vote as required by this Agreement without, in each case, (A) causing such Person to agree to be bound by the provisions of this Agreement that impose limitations and/or voting obligations on the Forest City Principals or (B) the prior written consent of BCR.
     Section 6. Severalty of Obligations. The obligations under this Agreement of each Forest City Principal are the separate and several obligations of such Forest City Principal, and are not joint obligations with respect to any other Person. No failure by any Forest City Principal to perform its obligations under this Agreement will relieve any other Person of any of its obligations hereunder, and no Forest City Principal will be responsible or liable for the obligations of, or any action taken or omitted by, any other Forest City Principal hereunder.
     Section 7. Specific Enforcement. The parties agree that, in the event that any of the terms or the provisions of this Agreement are not performed or complied with in accordance with their specific terms or are otherwise breached, immediate irreparable injury would be caused for which there is no adequate remedy at law. Accordingly, it is agreed that in the event of a failure by a party to perform its obligations hereunder, the other parties will be entitled to specific performance through injunctive relief to prevent breaches of the terms of this Agreement and specifically to enforce the terms of this Agreement in any action instituted in accordance with Section 9(e) below, in addition to any other remedy to which such other parties may be entitled, at law or in equity.
     Section 8. Termination. This Agreement will automatically terminate following a merger, consolidation or other transaction involving FCEI if, immediately after the consummation of such merger, consolidation or other transaction, the persons who held the voting equity securities of FCEI immediately prior to the consummation of such merger, consolidation or other transaction no longer hold a majority of the voting equity securities of the surviving or resulting entity.
     Section 9. Miscellaneous.
          (a) Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party to this Agreement will be given in the manner provided in the Master Contribution Agreement.
          (b) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the parties to this Agreement will have the right to assign, transfer, convey or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of the other parties, which consent may be withheld in such other party’s sole and absolute discretion.
          (c) Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default, by the non-defaulting party or parties.

          (d) GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.
          (e) Jurisdiction. Each of the parties submits to the jurisdiction of any Ohio State Court or Federal Court of the United States of America sitting in the City of Cleveland, Ohio, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such Ohio State Court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Ohio State Court or Federal Court sitting in the City of Cleveland, Ohio. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 9(e) will be construed as preventing either of the parties from (i) objecting to the jurisdiction of any Ohio State Court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from an Ohio State Court to a Federal Court sitting in the City of Cleveland, Ohio, or vice versa.
          (f) Captions. The captions and section headings included in this Agreement are for convenience only, do not constitute part of this Agreement and will not be considered or referred to in interpreting the provisions of this Agreement.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. The submission of a signature page transmitted by facsimile, by e-mail (as a pdf file or otherwise) or similar electronic transmission facility will be considered as an “original” signature page for purposes of this Agreement.
          (h) Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision will be enforced to the extent permitted by law, and the validity of the remaining provisions hereof will not be affected thereby.
          (i) Prior Negotiations; Construction. No negotiations concerning or modifications made to prior drafts of this Agreement will be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any party’s favor. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendment, schedule or exhibit hereto.

          (j) Changes in Capitalization. Without duplication of any other provision of this Agreement and subject to Section 8 hereof, if any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, reorganization, liquidation or other similar change or transaction of or by FCEI occurs as a result of which shares of any class of any corporation are issued in respect of outstanding securities of FCEI, all references to FCEI’s securities hereunder will be deemed to be references to the securities received by holders of FCEI’s securities in exchange for or in respect of their FCEI securities pursuant to such transaction.
          (k) No Beneficial Interest in Stock. The parties hereto have acted independently with respect to the negotiation, execution and delivery of this Agreement and all other agreements between them and have not entered into, and do not intend to enter into, any arrangements that would result in the formation of a “group” within the meaning of Section 13(d)(3) or in the creation of any beneficial ownership interest by a party in the shares of FCEI capital stock held by another party hereto for purposes of Rule 13d-3 under the Exchange Act.
          (l) Further Assurances. The parties hereto will each execute and deliver, or cause to be executed and delivered, all further documents and instruments reasonably requested by another party and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, providing any information reasonably requested in order to permit a party hereto to make timely filings under the Securities Act and the Exchange Act.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
FCEI:
FOREST CITY ENTERPRISES, INC.,
an Ohio corporation

By:	/s/ Charles A. Ratner

Charles A. Ratner, President & Chief Executive Officer

BCR:

/s/	Bruce C. Ratner

BRUCE C. RATNER
[signatures continued on next page]

RMS, LIMITED PARTNERSHIP,
an Ohio Limited Partnership

By:	/s/ Samuel H. Miller

Samuel H. Miller, Trustee, a general partner

By:	/s/ Abraham Miller

Abraham Miller, a general partner

By:	/s/ Brian J. Ratner

Brian J. Ratner, a general partner

By:	/s/ Charles A. Ratner

Charles A. Ratner, a general partner

By:	/s/ Deborah Ratner-Salzberg

Debroah Ratner-Salzberg, a general partner

By:	/s/ Ronald A. Ratner

Ronald A. Ratner, a general partner

By:	/s/ Joan K. Shafran

Joan K. Shafran, a general partner

By:	/s/ Joseph M. Shafran

Joseph M. Shafran, a general partner

POWELL PARTNERS, LIMITED an Ohio limited liability company

By:	/s/ Joseph M. Shafran

Joseph M. Shafran, Trustee, a member

By:	/s/ Joan K. Shafran

Joan K. Shafran, a member

By:	/s/ Paula Shafran Krulak

Paula Shafran Krulak, a member

JOSEPH M. SHAFRAN, individually

/s/	Joseph M. Shafran

SCHEDULE A
Forest City Principals
RMS Limited Partnership
Powell Partners, Limited
Joseph M. Shafran